Exhibit 99.1

Contact: Igor Khislavsky
Senior Director, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
First Quarter 2018
●	Total revenue increased 7.8% to $1,742 million
●	Property revenue increased 7.3% to $1,710 million
●	Net income decreased 8.8% to $280 million
●	Adjusted EBITDA increased 6.5% to $1,062 million
●	Consolidated AFFO increased 11.9% to $807 million
Boston, Massachusetts – May 1, 2018: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended March 31, 2018.
Jim Taiclet, American Tower’s Chief Executive Officer, stated, “The strong demand we experienced in late 2017 for our telecommunications real estate further accelerated in the U.S. as well as in our Latin America and EMEA regions in the first quarter of 2018. Notably, record levels of new business commencements, along with a robust pipeline of applications for both amendments and new colocations resulted in our increase in expectations for full year U.S. Organic Tenant Billings Growth to approximately 6.5% in 2018.
Significant network investment initiatives announced by the major U.S. wireless carriers, coupled with aggressive network deployments in key markets such as Mexico and Brazil, enabled us to drive Consolidated AFFO per Share growth of nearly 10% in the first quarter while growing our common stock dividend by approximately 21%. We remain confident that our U.S. macro tower business, complemented by our franchise small cell installations, extensive international portfolio and emerging innovation initiatives will continue to drive strong growth and attractive total returns for many years to come.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended March 31, 2018 (all comparative information is presented against the quarter ended March 31, 2017). The Company is now reporting its results in millions rather than thousands and, as a result, certain rounding adjustments have been made to prior-period amounts.

($ in millions, except per share amounts.)	Q1 2018(1)	Growth Rate
Total revenue	$1,742	7.8%
Total property revenue	$1,710	7.3%
Total Tenant Billings Growth	$96	7.4%
Organic Tenant Billings Growth	$75	5.8%
Property Gross Margin	$1,206	8.6%
Property Gross Margin %	70.5%
Net income(2)	$280	(8.8)%
Net income attributable to AMT common stockholders(2)	$276	(4.7)%
Net income attributable to AMT common stockholders per diluted share(2)	$0.63	(6.0)%
Adjusted EBITDA	$1,062	6.5%
Adjusted EBITDA Margin %	61.0%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$748	17.9%
Consolidated AFFO	$807	11.9%
Consolidated AFFO per Share	$1.84	9.5%
AFFO attributable to AMT common stockholders	$759	11.6%
AFFO attributable to AMT common stockholders per Share	$1.73	9.5%

Cash provided by operating activities	$792	16.8%
Less: total cash capital expenditures(3)	$206	16.3%
Free Cash Flow	$586	16.9%

(1)	Inclusive of impacts from Indian Carrier Consolidation-Driven Churn. For reconciliations of these impacts on key metrics, please see tables below.

(2)
Reflects an impairment charge of approximately $147 million, primarily related to assets in India, partially offset by an income tax benefit in India, both recorded in Q1 2018. The portion of these items attributable to AMT common stockholders is approximately $59 million.

(3)
Q1 2018 cash capital expenditures include $9.3 million of payments on capital leases of property and equipment, which are presented in the condensed consolidated statements of cash flows included herein under Repayments of notes payable, credit facilities, senior notes, secured debt and capital leases.

Certain wireless carriers in India are in the process of merging their operations or exiting the marketplace. The Company’s operational and financial results during the first quarter of 2018 were impacted by churn driven by this carrier consolidation process. We are disclosing the additional financial metrics below to quantify the impacts of this churn, which we expect to occur at varying rates over the next several years, and to provide additional insight into the underlying long-term trends across the Company’s business excluding these impacts. The impact of Indian Carrier Consolidation-Driven Churn on net income is not provided, as the impact on all components of the net income measure cannot be reasonably calculated.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to Operating Results: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	Q1 2018 Results			Q1 2017 Results			Growth Rates vs. Prior Year
	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized
Total Property Revenue	$1,710	$20	$1,730	$1,594	$1	$1,595	7.3%	1.2%	8.5%
Adjusted EBITDA	1,062	14	1,077	998	0	998	6.5%	1.4%	7.9%
Consolidated AFFO	807	12	819	721	0	722	11.9%	1.5%	13.4%
Consolidated AFFO per Share	$1.84	$0.03	$1.87	$1.68	$0.00	$1.68	9.5%	1.8%	11.3%
Consolidated Organic Tenant Billings	75	14	89	90	1	91	5.8%	1.1%	6.9%
International Organic Tenant Billings	23	14	37	40	1	41	4.9%	3.0%	7.9%

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended March 31, 2018, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q1 2018(1)
Distribution per share	$0.75
Aggregate amount (in millions)	$331
Year-over-year per share growth	21%
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(1)    The distribution declared was paid in the second quarter of 2018 to stockholders of record as of the close of business on April 11, 2018.
In addition, the Company paid $19 million in preferred stock dividends during the first quarter of 2018.
During the first quarter of 2018, all outstanding shares of the Company’s 5.50% Mandatory Convertible Preferred Stock, Series B, converted automatically into an aggregate of 12 million shares of the Company’s common stock.
Capital Expenditures – During the first quarter of 2018, total capital expenditures were $206 million, of which $36 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the first quarter of 2018, the Company spent approximately $673 million to acquire nearly 10,600 sites primarily in international markets, including approximately 10,200 sites in India as part of its previously announced transaction with Vodafone India Limited. The Company’s previously announced transaction with Idea Cellular Limited (“Idea”) in India is expected to close in the second quarter of 2018.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended March 31, 2018, the Company’s Net Leverage Ratio was 4.8x net debt (total debt less cash and cash equivalents) to first quarter 2018 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio
($ in millions, totals may not add due to rounding)	As of March 31, 2018
Total debt	$21,372
Less: Cash and cash equivalents	1,125
Net Debt	20,247
Divided By: First quarter annualized Adjusted EBITDA(1)	4,250
Net Leverage Ratio	4.8x
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(1)    Q1 2018 Adjusted EBITDA multiplied by four.
Liquidity – As of March 31, 2018, the Company had $3.6 billion of total liquidity, consisting of $1.1 billion in cash and cash equivalents plus the ability to borrow an aggregate of $2.5 billion under its revolving credit facilities, net of any outstanding letters of credit.
On March 29, 2018, the Company entered into a $1.5 billion unsecured term loan (the “2018 Term Loan”), the net proceeds of which were used to repay existing indebtedness under the Company’s revolving credit facilities. The 2018 Term Loan matures on March 29, 2019.
On March 29, 2018, the Company issued $500.0 million aggregate principal amount of 3.652% Secured Tower Revenue Securities, Series 2018-1, Subclass A (the “Series 2018-1A Securities”). The Series 2018-1A Securities have an expected life of approximately ten years, with a final maturity of March 2048. The net proceeds from this issuance were used to repay existing indebtedness under the Company’s revolving credit facilities.
FULL YEAR 2018 OUTLOOK
The following full year 2018 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of May 1, 2018. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for May 1, 2018 through December 31, 2018: (a) 20.80 Argentinean Pesos; (b) 3.40 Brazilian Reais; (c) 600 Chilean Pesos; (d) 2,840 Colombian Pesos; (e) 0.81 Euros; (f) 4.50 Ghanaian Cedi; (g) 65.60 Indian Rupees; (h) 18.80 Mexican Pesos; (i) 385 Nigerian Naira; (j) 5,630 Paraguayan Guarani; (k) 3.25 Peruvian Soles; (l) 12.25 South African Rand; and (m) 3,700 Ugandan Shillings.
The Company is reducing the midpoint of its full year 2018 outlook for property revenue, net income, and Adjusted EBITDA by $60 million, $45 million and $35 million, respectively. These reductions are primarily attributable to accelerated Indian Carrier Consolidation-Driven Churn as a result of the bankruptcy of Aircel, which the Company anticipates will more than offset increased expectations for Organic Tenant Billings Growth in its U.S., Latin America and EMEA segments. The Company is raising the midpoint of its full year 2018 outlook for Consolidated AFFO by $20 million, as the impacts noted above are expected to be more than offset by lower cash taxes, interest expense and capital improvement capital expenditures, along with higher expectations for interest income.
The Company’s outlook reflects estimated unfavorable impacts from foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $24 million, $10 million and $7 million, respectively, as compared to the Company’s prior 2018 outlook. The impact of foreign currency rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s outlook includes the impact of its pending Idea transaction in India, with an assumed closing date of May 31, 2018.
Additionally, the Company’s full year 2018 outlook reflects estimated unfavorable impacts from Indian Carrier Consolidation-Driven Churn on property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $190 million, $115 million and $90 million, respectively, inclusive of an expected reduction in pass-through revenue of approximately $70 million. These estimated impacts have been updated to include accelerated churn timing, primarily as a result of Aircel’s bankruptcy. At this time, the Company expects the impacts of Indian Carrier Consolidation-Driven Churn to last for several years and anticipates that churn rates in India will return to lower levels once the consolidation process is complete. The Company is providing key outlook measures adjusted to quantify the impacts of Indian Carrier Consolidation-Driven Churn on such measures as it believes that these adjusted measures better reflect the long-term trajectory of its recurring business and provide investors with a more comprehensive analysis of the Company’s business. The impact of Indian Carrier Consolidation-Driven Churn on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency, London Interbank Offered Rate (LIBOR) fluctuations and Indian Carrier Consolidation-Driven Churn on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2018 Outlook ($ in millions)	Full Year 2018			Midpoint Growth
Total property revenue(1)	$6,870	to	$7,060	6.1%
Net income	1,335	to	1,435	13.0%
Adjusted EBITDA	4,265	to	4,365	5.5%
Consolidated AFFO	3,180	to	3,280	11.3%
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(1)
Includes U.S. property revenue of $3,720 million to $3,800 million and international property revenue of $3,150 million to $3,260 million, reflecting midpoint growth rates of 4.3% and 8.3%, respectively. The U.S. growth rate reflects a negative impact of approximately 3% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 6% attributable to Indian Carrier Consolidation-Driven Churn. International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2018 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	$ N/A	$935	$935
Straight-line revenue	39	24	63
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(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2018 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	~6.5%	~1-2%	~4-5%
New Site Tenant Billings	~0.5%	~8%	~3-4%
Total Tenant Billings Growth	~7%	~9-10%	~8%
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(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to 2018 Outlook: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	FY 2017 Results			2018 Outlook, at the Midpoint(1)			Midpoint Growth Rates vs. Prior Year
	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized
Total Property Revenue	$6,566	$9	$6,575	$6,965	$190	$7,155	6.1%	2.7%	8.8%
Adjusted EBITDA	4,090	9	4,098	4,315	115	4,430	5.5%	2.6%	8.1%
Consolidated AFFO	2,902	7	2,909	3,230	90	3,320	11.3%	2.8%	14.1%
Consolidated AFFO per Share(2)	$6.72	$0.02	$6.74	$7.30	$0.20	$7.50	8.6%	2.6%	11.3%
Consolidated Organic Tenant Billings	347	9	356	240	110	350	~4-5%	~2-3%	~7%
International Organic Tenant Billings	152	9	161	25	110	135	~1-2%	~5-6%	~7%
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(1)	Reflects impacts of accelerated churn, primarily as a result of Aircel’s bankruptcy.

(2)	Assuming 2018 weighted average diluted share count of approximately 442.5 million shares.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2018
Discretionary capital projects(1)	$250	to	$290
Ground lease purchases	150	to	170
Start-up capital projects	90	to	100
Redevelopment	210	to	230
Capital improvement	140	to	150
Corporate	10	—	10
Total	$850	to	$950
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(1)	Includes the construction of approximately 2,500 to 3,500 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2018
Net income	$1,335	to	$1,435
Interest expense	860	to	840
Depreciation, amortization and accretion	1,795	to	1,835
Income tax benefit	0	to	(20)
Stock-based compensation expense	115	—	115
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)(1)	160	—	160
Adjusted EBITDA	$4,265	to	$4,365
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(1)	Includes impact of impairments, primarily in India.

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2018
Net income	$1,335	to	$1,435
Straight-line revenue	(63)	—	(63)
Straight-line expense	60	—	60
Depreciation, amortization and accretion	1,795	to	1,835
Stock-based compensation expense	115	—	115
Deferred portion of income tax	(124)	to	(145)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and dividends on preferred stock(1)	212	to	203
Capital improvement capital expenditures	(140)	to	(150)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,180	to	$3,280
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(1)	Includes impact of impairments, primarily in India.
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended March 31, 2018 and its updated outlook for 2018. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (800) 260-0702
International dial-in: (612) 288-0318
Passcode: 446734
When available, a replay of the call can be accessed until 11:59 p.m. ET on May 15, 2018. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 446734
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 160,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing towers and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze our existing real estate portfolio growth as well as our development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on our real estate portfolio, (i.e.: does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Indian Carrier Consolidation-Driven Churn: Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation but excludes normal course churn. The Company believes that providing this additional metric enhances transparency and provides a better understanding of its recurring business without the impact of what it believes to be a transitory event.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, the Latin America property segment Operating Profit and Gross Margin also include interest income, TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of our property assets in those periods. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses as a result of the Company’s Viom transaction and European joint venture with PGGM, which both closed in 2016.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on capital leases of property and equipment. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2018 outlook and other targets, our expectations regarding Indian Carrier Consolidation-Driven Churn and factors that could affect our expectations, foreign currency exchange rates, our expectations for the closing of signed acquisitions and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) increasing competition within our industry for tenants may materially and adversely affect our revenue; (3) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (5) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (6) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (7) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) competition for assets could adversely affect our ability to achieve our return on investment criteria; (9) new technologies or changes in a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (14) our towers, data centers or computer systems may be affected by natural disasters and other unforeseen events for which our insurance may not provide adequate coverage; (15) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (16) we could have liability under environmental and occupational safety and health laws; (17) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (18) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2017, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,125.4	$802.1
Restricted cash	153.5	152.8
Short-term investments	389.4	1.0
Accounts receivable, net	557.9	513.6
Prepaid and other current assets	571.2	568.6
Total current assets	2,797.4	2,038.1
PROPERTY AND EQUIPMENT, net	11,294.8	11,101.0
GOODWILL	5,647.1	5,638.4
OTHER INTANGIBLE ASSETS, net	11,940.2	11,783.3
DEFERRED TAX ASSET	192.9	204.4
DEFERRED RENT ASSET	1,510.0	1,499.0
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	990.3	950.1
TOTAL	$34,372.7	$33,214.3
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$118.7	$142.9
Accrued expenses	825.4	854.3
Distributions payable	335.0	304.4
Accrued interest	131.0	166.9
Current portion of long-term obligations	2,803.2	774.8
Unearned revenue	331.4	268.8
Total current liabilities	4,544.7	2,512.1
LONG-TERM OBLIGATIONS	18,568.8	19,430.3
ASSET RETIREMENT OBLIGATIONS	1,215.0	1,175.3
DEFERRED TAX LIABILITY	791.7	898.1
OTHER NON-CURRENT LIABILITIES	1,246.0	1,244.2
Total liabilities	26,366.2	25,260.0
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	1,065.2	1,126.2
EQUITY:
Preferred stock, Series B	—	0.0
Common stock	4.5	4.4
Additional paid-in capital	10,224.0	10,247.5
Distributions in excess of earnings	(1,085.7)	(1,058.1)
Accumulated other comprehensive loss	(1,834.6)	(1,978.3)
Treasury stock	(974.0)	(974.0)
Total American Tower Corporation equity	6,334.2	6,241.5
Noncontrolling interests	607.1	586.6
Total equity	6,941.3	6,828.1
TOTAL	$34,372.7	$33,214.3

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended March 31,
	2018	2017
REVENUES:
Property	$1,710.4	$1,594.1
Services	31.4	22.1
Total operating revenues	1,741.8	1,616.2
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property (each including stock-based compensation expense of $0.7)	507.4	486.2
Services (including stock-based compensation expense of $0.3 and $0.2, respectively)	12.5	6.5
Depreciation, amortization and accretion	446.3	421.1
Selling, general, administrative and development expense (including stock-based compensation expense of $41.7 and $35.3, respectively)(1)	204.9	164.8
Other operating expenses(2)	167.8	6.2
Total operating expenses	1,338.9	1,084.8
OPERATING INCOME	402.9	531.4
OTHER INCOME (EXPENSE):
Interest income, TV Azteca (each net of interest expense of $0.3)	2.7	2.7
Interest income	15.4	9.9
Interest expense	(199.6)	(183.7)
Loss on retirement of long-term obligations	—	(55.4)
Other income (including unrealized foreign currency gains of $24.9 and $28.0, respectively)	27.8	29.3
Total other expense	(153.7)	(197.2)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	249.2	334.2
Income tax benefit (provision)(3)	31.1	(26.8)
NET INCOME	280.3	307.4
Net loss attributable to noncontrolling interests	4.9	8.7
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	285.2	316.1
Dividends on preferred stock	(9.4)	(26.8)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$275.8	$289.3
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.63	$0.68
Diluted net income attributable to American Tower Corporation common stockholders	$0.63	$0.67
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	435,124	427,279
DILUTED	438,520	430,199
_______________

(1)	Includes approximately $29 million of bad debt expense recognized in Q1 2018, primarily associated with Aircel’s bankruptcy in India.

(2)
Reflects an impairment charge of approximately $147 million, primarily related to assets in India, partially offset by an income tax benefit in India, both recorded in Q1 2018. The portion of these items attributable to AMT common stockholders is approximately $59 million.

(3)	Q1 2018 income tax benefit primarily attributable to an income tax benefit in India recognized during the period.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(In millions)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$280.3	$307.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	446.3	421.1
Stock-based compensation expense	42.7	36.2
Loss on early retirement of long-term obligations	—	55.4
Other non-cash items reflected in statements of operations	96.8	(45.3)
Increase in net deferred rent balances	(3.9)	(35.1)
Increase in assets	(95.4)	(40.3)
Increase (decrease) in liabilities	25.0	(21.2)
Cash provided by operating activities	791.8	678.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(198.5)	(168.1)
Payments for acquisitions, net of cash acquired	(673.4)	(777.8)
Proceeds from sales of short-term investments and other non-current assets	84.0	3.8
Payments for short-term investments	(478.1)	—
Deposits and other	(14.6)	21.8
Cash used for investing activities	(1,280.6)	(920.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	1,748.3	1,997.0
Proceeds from term loan	1,500.0	—
Proceeds from issuance of securities in securitization transaction	500.0	—
Repayments of notes payable, credit facilities, senior notes, secured debt and capital leases(2)	(2,584.9)	(1,633.4)
(Distributions to) contributions from noncontrolling interest holders, net	(0.3)	265.4
Purchases of common stock	—	(147.2)
Distributions paid on preferred stock	(18.9)	(26.8)
Distributions paid on common stock	(304.3)	(250.4)
Proceeds from stock options	20.0	36.9
Payment for early retirement of long-term obligations	—	(61.8)
Deferred financing costs and other financing activities	(42.6)	(21.8)
Cash provided by financing activities	817.3	157.9
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(4.5)	6.0
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	324.0	(78.2)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	954.9	936.5
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,278.9	$858.3
CASH PAID FOR INCOME TAXES, NET	$24.7	$23.1
CASH PAID FOR INTEREST	$228.6	$231.0
_______________

(1)	Reflects new Financial Accounting Standards Board (FASB) guidance requiring restricted cash be included with cash and cash equivalents.

(2)	Three months ended March 31, 2018 and March 31, 2017 include $9.3 million and $9.2 million, respectively, of payments on capital leases of property and equipment.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2018
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$931	$332	$273	$174	$779	$1,710	$31	$1,742
Segment operating expenses(2)	186	103	158	59	320	507	12	519
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$745	$231	$115	$115	$461	$1,206	$19	$1,226
Segment SG&A(2)	35	25	44	17	86	121	4	124
Segment Operating Profit	$710	$206	$71	$98	$376	$1,085	$16	$1,101
Segment Operating Profit Margin	76%	62%	26%	56%	48%	63%	50%	63%

Revenue Growth	4.4%	20.1%	(0.9)%	15.8%	10.9%	7.3%	42.1%	7.8%
Total Tenant Billings Growth	7.2%	15.1%	(3.7)%	12.5%	7.8%	7.4%
Organic Tenant Billings Growth	6.3%	11.7%	(4.7)%	7.4%	4.9%	5.8%

Revenue Components(3)
Prior-Year Tenant Billings	$822	$192	$169	$112	$473	$1,295
Colocations/Amendments	38	12	12	4	27	65
Escalations	25	11	3	6	20	45
Cancellations	(10)	(2)	(23)	(1)	(26)	(36)
Other	(1)	2	0	0	2	1
Organic Tenant Billings	$873	$215	$161	$120	$496	$1,370
New Site Tenant Billings	7	6	2	6	14	21
Total Tenant Billings	$881	$221	$162	$126	$510	$1,391
Foreign Currency Exchange Impact(4)	—	3	7	4	15	15
Total Tenant Billings (Current Period)	$881	$225	$170	$130	$525	$1,406

Straight-Line Revenue	15	1	2	1	3	18
Prepaid Amortization Revenue	22	0	—	0	1	23
Other Revenue	14	25	(8)	5	21	35
International Pass-Through Revenue	—	80	105	38	224	224
Foreign Currency Exchange Impact(5)	—	1	5	(0)	5	5
Total Property Revenue (Current Period)	$931	$332	$273	$174	$779	$1,710
_______________

(1)	Inclusive of impacts from Indian Carrier Consolidation-Driven Churn. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2017
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$892	$276	$276	$150	$702	$1,594	$22	$1,616
Segment operating expenses(2)	181	93	149	61	304	486	6	492
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$711	$186	$126	$89	$401	$1,111	$16	$1,127
Segment SG&A(2)	35	19	20	16	56	90	3	93
Segment Operating Profit	$676	$167	$106	$72	$345	$1,021	$13	$1,034
Segment Operating Profit Margin	76%	60%	38%	48%	49%	64%	57%	64%

Revenue Growth	4.7%	23.8%	335.9%	16.0%	68.8%	25.7%	3.6%	25.4%
Total Tenant Billings Growth	6.6%	16.5%	342.0%	25.0%	62.8%	21.8%
Organic Tenant Billings Growth	6.5%	12.2%	28.5%	11.4%	14.1%	8.6%

Revenue Components(3)(4)
Prior-Year Tenant Billings	$771	$152	$38	$94	$284	$1,055
Colocations/Amendments	40	9	13	5	26	66
Escalations	24	10	3	6	19	43
Cancellations	(16)	(1)	(5)	(1)	(7)	(23)
Other	2	0	(0)	2	2	4
Organic Tenant Billings	$821	$170	$49	$105	$324	$1,145
New Site Tenant Billings	1	7	119	13	138	139
Total Tenant Billings	$822	$177	$168	$118	$462	$1,284
Foreign Currency Exchange Impact(5)	—	16	1	(6)	11	11
Total Tenant Billings (Current Period)	$822	$192	$169	$112	$473	$1,295

Straight-Line Revenue	40	7	3	2	12	52
Prepaid Amortization Revenue	24	0	—	0	0	24
Other Revenue	6	4	(6)	(2)	(4)	3
International Pass-Through Revenue	—	64	109	50	224	224
Foreign Currency Exchange Impact(6)	—	8	1	(12)	(4)	(4)
Total Property Revenue (Current Period)	$892	$276	$276	$150	$702	$1,594
_______________

(1)	Inclusive of impacts from Indian Carrier Consolidation-Driven Churn. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(4)	Reflects reclassification of fiber solutions revenue from Tenant Billings components to Other Revenue.

(5)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(6)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)
The reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended March 31,
	2018	2017
Net income	$280.3	$307.4
Income tax (benefit) provision	(31.1)	26.8
Other income	(27.8)	(29.3)
Loss on retirement of long-term obligations	—	55.4
Interest expense	199.6	183.7
Interest income	(15.4)	(9.9)
Other operating expenses	167.8	6.2
Depreciation, amortization and accretion	446.3	421.1
Stock-based compensation expense	42.7	36.2
Adjusted EBITDA	$1,062.4	$997.6
Total revenue	1,741.8	1,616.2
Adjusted EBITDA Margin	61%	62%
The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are presented below:

	Three Months Ended March 31,
	2018	2017
Net income	$280.3	$307.4
Real estate related depreciation, amortization and accretion	397.3	378.0
Losses from sale or disposal of real estate and real estate related impairment charges	166.3	7.4
Dividends on preferred stock	(9.4)	(26.8)
Adjustments for unconsolidated affiliates and noncontrolling interests	(86.9)	(31.7)
Nareit FFO attributable to AMT common stockholders	$747.6	$634.3
Straight-line revenue	(17.8)	(51.9)
Straight-line expense	14.0	17.0
Stock-based compensation expense	42.7	36.2
Deferred portion of income tax(1)	(55.8)	3.7
Non-real estate related depreciation, amortization and accretion	49.0	43.1
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	2.9	6.0
Other income(2)	(27.8)	(29.3)
Loss on retirement of long-term obligations	—	55.4
Other operating expense (income)(3)	1.5	(1.2)
Capital improvement capital expenditures	(33.7)	(20.5)
Corporate capital expenditures	(2.4)	(3.2)
Adjustments for unconsolidated affiliates and noncontrolling interests	86.9	31.7
Consolidated AFFO	807.1	721.3
Adjustments for unconsolidated affiliates and noncontrolling interests(4)	(47.8)	(40.8)
AFFO attributable to AMT common stockholders	$759.3	$680.5
Divided by weighted average diluted shares outstanding	438,520	430,199
Consolidated AFFO per Share	$1.84	$1.68
AFFO attributable to AMT common stockholders per Share	$1.73	$1.58
_______________

(1)	Reflects tax benefit in India recorded in Q1 2018.

(2)	Q1 2018 and Q1 2017 include unrealized gains on foreign currency exchange rate fluctuations of $24.9 million and $28.0 million, respectively.

(3)	Primarily includes integration and acquisition-related costs.

(4)	Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.